Exhibit 99.1

NEWS RELEASE	April 27, 2006

For additional information:

Bill Hedgepeth, President and CEO

(910) 485-5855, billhedgepeth@newcenturybanknc.com

OR

Roland T. Orr, President, Progressive State Bank

(910) 738-1478, timo@progressivestatebank.com

PROGRESSIVE STATE BANK SHAREHOLDERS

APPROVE MERGER WITH NEW CENTURY BANK SOUTH

Fayetteville, NC . . . At the 2006 Annual Meeting of Shareholders for Progressive State Bank, the shareholders voted to approve a merger with New Century Bank South, announced Bill Hedgepeth, president and CEO of New Century Bank South.

“With this approval in place, we are excited to be moving ahead,” Hedgepeth said. “Plans call for the merger to be completed this summer. We look forward to welcoming Progressive State Bank’s customers, as we believe we offer competitive products and services with benefits they will enjoy.”

New Century Bank South is headquartered in Fayetteville, NC and has one office and a headquarters on Raeford Road. Progressive State Bank, headquartered in Lumberton, NC, has five branches located in Robeson, Hoke, and Bladen counties.

New Century Bancorp is the holding company for New Century Bank South and New Century Bank. As of December 31, 2006, New Century Bancorp reported total assets of $436.4 million.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter ended December 31, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.